Exhibit 15.1
October 27, 2005
Alexander’s, Inc,.
210 Route 4 East
Paramus, New Jersey
Attention of: Dr. Richard West, Chairman of the Audit Committee
We have made reviews, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Alexander’s, Inc. and subsidiaries for the periods ended September 30, 2005 and 2004, as indicated in our report dated October 27, 2005; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, is incorporated by reference in Amendment No. 3 to Registration Statement No. 33-62779 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey